Filed pursuant to Rule 424(b)(4)

Commission File No. 333-11528

PROSPECTUS SUPPLEMENT

(To prospectus dated December 23, 2003)

3,000,000 Shares

Common Stock

The selling stockholders are offering 3,000,000 shares of common stock. The offering is being made on a firm commitment basis. We will not receive any of the proceeds of shares of common stock sold to the public. We will pay for all expenses relating to the offer and sale of these shares of common stock, except that the selling stockholders will pay the selling commissions. Our common stock is traded on the Nasdaq National Market® under the symbol “CHIC.” On April 19, 2004 the last reported sale price of our common stock was $18.30 per share.

Our business and an investment in our common stock involves significant risks. These risks are described under the caption “ Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$17.60	$52,800,000
Underwriting discounts and commissions	$0.25	$750,000
Proceeds to selling stockholders	$17.35	$52,050,000

The underwriters expect to deliver the shares in New York, New York on April 23, 2004.

Piper Jaffray

April 20, 2004

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this common stock offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

i

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information regarding Charlotte Russe and the common stock being offered in this offering and our consolidated financial statements and accompanying notes elsewhere in this prospectus supplement and the accompanying prospectus. Our fiscal year consists of the 52 or 53 week period ending on the last Saturday in September. All references to fiscal years refer to the fiscal year ending in the calendar year indicated. For example, fiscal 2003 refers to the fiscal year ended September 27, 2003 and our current fiscal year refers to the fiscal year ending September 25, 2004.

Our Business

We are a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. We have two distinct, established store concepts: “Charlotte Russe” and “Rampage.” As of March 27, 2004, we operated a total of 335 stores throughout 38 states and Puerto Rico. Through our fashion content, merchandise mix, exciting store layout and design, and striking merchandise presentation, we project fashion attitudes that appeal to customers across age and socioeconomic boundaries, with a core emphasis on the fashion and lifestyle needs of young women. Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to young women who prefer established fashion trends. Our Rampage stores feature trendsetting apparel and accessories and thus appeal to young women who have a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Our Charlotte Russe and Rampage stores are located predominantly in high-visibility, center court mall locations in spaces that average approximately 7,100 square feet. The target square footage for our new Charlotte Russe stores is 6,500 to 7,000 square feet, and the target square footage for our new Rampage stores is 4,500 to 5,000 square feet. Our stores are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection.

Our broad assortment of merchandise is centered on styles that are affordable, feminine and reflect the latest fashion trends. Our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Both our Charlotte Russe and Rampage store concepts offer merchandise at value-oriented prices, generally below most of our direct mall-based competitors. We estimate that over 80% of our Charlotte Russe merchandise is sold under our proprietary Charlotte Russe labels and over 80% of our Rampage merchandise is sold under our proprietary label. The remainder of our merchandise at these stores consists of nationally-recognized brands popular with our customers.

Our Business Strategy

The elements of our business strategy combine to create a merchandise assortment and overall shopping experience that has broad consumer appeal, is highly portable and differentiates us from our competitors. The principal elements of our business strategy include:

•	offering fashionable, quality merchandise at prices generally 20% to 30% below most of our direct mall-based competitors;

•	maintaining distinct brand images based on fashion attitude, value pricing and quality, especially through merchandise carrying our proprietary Charlotte Russe and labels;

•	targeting a highly desirable market of young women in their teens and twenties, which represents a large and growing consumer segment of the United States population;

•	offering a broad, exciting merchandise assortment that conveys a consistent fashion attitude;

•	capitalizing on strong store economics, which we have consistently achieved across a variety of mall types throughout the United States;

•	leveraging our highly experienced management team and existing infrastructure to support continued national expansion; and

•	actively managing inventory through a test-and-reorder strategy designed to minimize our exposure to fashion cycles and to contribute to rapid inventory turnover and strong gross margins.

Recent Developments

Following are recent initiatives we are undertaking in support of our business strategy:

Refocusing on our core customer.    In the second half of fiscal 2003, we began to refocus on our core customer to better meet her fashion needs. As part of this strategy, we established distinct positioning statements for our Charlotte Russe and Rampage concepts which more clearly articulate the characteristics of our core customer and how we serve her. To support our renewed focus, we are:

•	Strengthening our management team. We established separate merchandising leadership for our two concepts to better focus our efforts on providing distinct lifestyle assortments to our core customer. In Fall 2003, we hired Donna Desrosiers as Executive Vice President, General Merchandise Manager for the Charlotte Russe chain and Bradley Cunningham as Senior Vice President, General Merchandise Manager for the Rampage chain. In January 2004, we also hired Edward Wong as Vice President of Information Technology to further develop our technology infrastructure to support our merchandising and corporate initiatives and continued growth.

•	Refining our merchandising strategy. We are in the process of improving our merchandising strategy at Charlotte Russe and Rampage by better defining the presentation of our lifestyle assortments, expanding our accessories selection and better coordinating it with our apparel. We are seeking to reduce the number of SKUs in our stores and to incorporate improved design features in new and remodeled stores. In addition, we have started an initiative to optimize our purchasing by decreasing the number of vendors with whom we have an established relationships, which number currently exceeds 600.

•	Enhancing our planning and allocation processes. We are changing a number of key internal processes to better achieve our refocused merchandising initiatives. We are integrating our planning and buying functions to enhance the efficiency and effectiveness of our merchandising organization. To support these initiatives, we have hired more experienced personnel and are investing in updated information systems. Additionally, we are implementing a more disciplined test-and-reorder process to improve our merchandise assortment and the speed at which we can respond to fashion trends.

Continuing new store growth.    We are continuing to expand our Charlotte Russe and Rampage store base in a steady and measured manner with new stores having updated design features and a slightly smaller footprint. We intend to open approximately 50 stores in fiscal 2004. As of March 27, 2004, we have opened 24 of these stores and have substantially completed our lease negotiation and evaluation process for the remainder. We believe we have significant opportunity to increase our number of stores by approximately 15% to 20% per year for at least the next several years.

We believe that we may be at the beginning of improved business trends as a result of a more favorable retail environment and the possible impact of new merchandising strategies. Sales early in the second quarter of fiscal 2004 were impacted by strong sales of clearance merchandise immediately after the Christmas holiday, although at markdowns that were greater than the prior year’s holiday clearance period. Sales late in the quarter were impacted by continued strong accessory sales, and sales of apparel at promotional prices. The 3.5% comparable store sales increase we achieved during the second quarter of fiscal 2004 reflects these positive factors, offset in part by continued weakness in our Rampage stores.

The Offering

Common stock offered	3,000,000 shares

Common stock to be outstanding after the offering	21,524,220 shares

Use of proceeds	We will not receive any proceeds from the sale to the public of common stock in this offering.

Nasdaq National Market symbol	CHIC

The number of shares of common stock outstanding is as of March 27, 2004, and excludes (i) 1,965,440 shares of our common stock subject to warrants outstanding as of such date at an exercise price of $1.00 per share, and (ii) 2,110,020 shares of our common stock subject to options outstanding as of such date at a weighted average exercise price of $8.89 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as other information in this prospectus supplement and in the accompanying prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could suffer. In this case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

We intend to continue to open new stores, which could strain our resources and cause us to operate our business less effectively.

Our growth will largely depend on successfully opening and operating new stores. During fiscal 2003, we opened 70 new stores representing a 29% increase from the number of stores open at the end of fiscal 2002 for these chains, excluding Charlotte’s Room stores. We plan to open approximately 50 new Charlotte Russe and Rampage stores during fiscal 2004, an increase of 16% from total stores opened as of September 27, 2003. We intend to continue to increase our number of Charlotte Russe and Rampage stores by approximately 15% to 20% per year for at least the next several years.

In order to support our planned expansion we will need to continually monitor and upgrade our management information and other systems. This expansion also will place increased demand on our managerial, operational, and administrative resources. These increased demands and operating complexities could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our individual stores and slow our new store growth.

Our planned expansion involves a number of risks that could prevent or delay the successful opening of new stores as well as impact the performance of our existing stores.

Our ability to open and operate new stores successfully depends on many factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside of our control;

•	negotiate acceptable lease terms, including desired tenant improvement allowances;

•	source sufficient levels of inventory to meet the needs of new stores;

•	hire, train and retain store personnel;

•	successfully integrate new stores into our existing operations; and

•	identify and satisfy the fashion preferences of new geographic areas.

In addition, many of our new stores will be opened in regions of the United States in which we currently have few stores. The expansion into these markets may present competitive, merchandising and distribution challenges that are different from those currently encountered in our existing markets. Any of these challenges could adversely affect our business and results of operations. In addition, to the extent our new store openings are in existing markets, we may experience reduced net sales volumes in existing stores in those markets.

The decline in general economic conditions has led to reduced consumer demand for our apparel and accessories.

Consumer spending habits, including spending for the fashionable apparel and related accessories that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. The general slowdown in the United States economy and the uncertain economic outlook has adversely affected consumer spending habits and mall traffic, which has resulted in, and may continue to result in, lower net sales than expected and has caused us to somewhat slow our expansion plans. We are unlikely to return to our historical expansion rate until we achieve improved sales trends, and further erosion of sales trends could cause us to further delay or slow our expansion plans.

Our success depends on our ability to identify and rapidly respond to consumer fashion tastes.

The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent both on the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends in a timely manner. Current fashion tastes place significant emphasis on a fashionable look. In the past this emphasis has increased and decreased through fashion cycles and decreased emphasis has adversely affected our results. If we do not anticipate, identify or react appropriately and timely to changes in styles, trends, desired images or brand preferences, it may lead to, among other things, excess inventories and higher markdowns, as well as decreased appeal of our brands.

Our stores are heavily dependent on the customer traffic generated by shopping malls.

Most of our store locations are not sufficiently concentrated to make significant marketing expenditures cost effective. As a result, we depend heavily on locating our stores in prominent locations within successful shopping malls in order to generate customer traffic. We cannot control the development of new shopping malls, the availability or cost of appropriate locations within existing or new shopping malls or the success of individual shopping malls.

Our market share may be adversely impacted at any time by a significant number of competitors.

We operate in a highly competitive environment characterized by low barriers to entry. We compete against a diverse group of retailers, including national and local specialty retail stores, regional retail chains, traditional department stores and, to a lesser extent, mass merchandisers. Our market share and results of operations may be adversely impacted by this significant number of competitors. Many of our competitors also are larger and have substantially greater resources than we do.

We rely on our good relationships with vendors to implement our business strategy successfully.

Our business is dependent on continued good relations with our vendors. In particular, we believe that we generally are able to obtain attractive pricing and other terms from vendors because we are perceived as a desirable customer. Our test-and-reorder merchandise strategy also relies in large part on our ability to obtain much of our merchandise from our vendors within three to six weeks from the date of order. Our failure to maintain good relations with our vendors could increase our exposure to changing fashion cycles, which may in turn lead to increased inventory markdown rates.

Certain members of our senior management team have limited tenure with us and we have two open positions.

Our business requires disciplined execution at all levels of our organization in order to timely deliver and display fashionable merchandise in appropriate quantities in our stores. This execution requires experienced and talented management. If we fail to attract, motivate and retain qualified and talented key personnel, it may adversely affect our business and inhibit our plans for future growth.

Our Chief Executive Officer recently assumed that role after approximately two years of service as our Chief Operations Officer. In addition, we recently hired new General Merchandise Managers for our Charlotte Russe and Rampage chains and a Vice President of Information Technology. Each of these individuals has significant experience in these and similar roles with other apparel retailers, although each has limited tenure in his or her current position with us. In addition, we currently have two senior management positions open. The first, Vice President of Stores, is an existing position that is vacant. We have recently hired a candidate for the second position, Senior Vice President of Real Estate and Construction, which is a newly created position intended to internalize certain real estate functions currently performed by an outside consultant. We expect that the candidate will begin working with us in May 2004.

If at any time our comparable store sales and quarterly results of operations decline or do not meet the expectations of research analysts, the price of our common stock could decline substantially.

Our quarterly results of operations for our individual stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For instance, our quarterly comparable store sales percentages have ranged as high as positive 3.5% and as low as negative 16.1% over the past two years. Our net sales and operating results are typically lower in the second quarter of our fiscal year due to the traditional retail slowdown immediately following the winter holiday season. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

•	the timing of new store openings and the relative proportion of new stores to mature stores;

•	fashion trends;

•	calendar shifts of holiday or seasonal periods;

•	the effectiveness of our test-and-reorder strategy in maintaining appropriate inventory levels;

•	changes in our merchandise mix;

•	timing of promotional events;

•	general economic conditions and, in particular, the retail sales environment;

•	actions by competitors or mall anchor tenants;

•	weather conditions; and

•	the level of pre-opening expenses associated with new stores.

Our business and reputation may be adversely affected if our Rampage stores are associated with negative publicity related to the use of the Rampage trademark by other parties.

In connection with the acquisition of our Rampage stores in September 1997, we acquired the exclusive right within the United States to use the Rampage trademark on exterior and interior signage identifying our Rampage stores, as well as the non-exclusive right within the United States to use the Rampage trademark for promotional and advertising materials. The right to market merchandise under the Rampage trademark was retained by Rampage Clothing Company and subsequently transferred to an affiliate, Rampage Licensing, LLC (Rampage Clothing Company and Rampage Licensing, LLC are collectively referred to herein as Rampage Clothing Company); and, accordingly, we do not have the right to use the Rampage trademark on our merchandise. Further, nothing in our license agreement prohibits the sale of merchandise bearing the Rampage trademark by other parties or the licensing of the Rampage trademark to other parties, and Rampage Clothing Company has licensed the trademark to other parties. We believe a positive Rampage brand image is important to our success. Accordingly, if the merchandise sold by the Rampage Clothing Company or other parties under the Rampage trademark is of low quality or if the Rampage Clothing Company or these parties otherwise engage in activities that negatively affect the Rampage trademark or are otherwise inconsistent with our Rampage store concept, consumers could lose confidence in our merchandise and our reputation and business could be materially adversely affected.

The failure to efficiently complete the planned replacement of certain of our technology and information systems could negatively impact our business.

The efficient operation of our business is heavily dependent on information systems. In particular, we rely upon technology and information systems for inventory control and other critical information. We periodically review, improve and, under certain circumstances, replace information systems to provide enhanced support to all operating areas. If such upgrades and enhancements are not successfully implemented, then the current systems may not be able to continue to adequately support our information requirements. We have recently initiated the replacement of our existing inventory software system, which we anticipate will become operational for our Rampage stores by the end of fiscal 2004 and for our Charlotte Russe stores after the 2004 holiday season. If we are unable to complete this conversion in an efficient and timely manner, our business could be negatively impacted.

Our operations, as well as a substantial number of our stores, are concentrated in the Southwest, which makes us susceptible to adverse conditions in this region.

Our headquarters and distribution centers are located in California, and a substantial number of our stores are located in California and the Southwest. As a result, our business may be more susceptible to regional factors than the operations of more geographically diversified competitors. These factors include, among others, economic and weather conditions, demographic and population changes, and fashion tastes. Further, a natural disaster or other catastrophic event, such as an earthquake affecting southern California, could significantly disrupt our operations.

The loss of, or disruption of operations in, either of our two distribution centers could negatively impact our business.

Our merchandise is distributed through two modern facilities that use automated systems for sorting apparel and shipping merchandise. We depend on the orderly operation of our facilities and distribution processes, as well as sufficient shipping resources. Disruptions in these operations due to fire, earthquake or other catastrophic events, employee matters (including work stoppages), shipping problems or other events could result in delays in the delivery of merchandise to our stores.

The removal of quotas may adversely impact our business.

On January 1, 2005, in accordance with an agreement reached in the General Agreement on Tariffs and Trade (GATT) ten years ago, the quota on textiles imported from China will be eliminated. While the impact of the quota removal is uncertain, the increased access to the Chinese textile market could create logistical delays arising from the surge of imported goods. In addition, the quota removal may alter the cost differential between vendors that source domestically and vendors that more extensively import from China.

The effects of war or acts of terrorism could adversely affect our business.

The continued threat of terrorism, heightened security measures and military action in response to an act of terrorism has disrupted commerce and has intensified the uncertainty of the United States economy. Any further acts of terrorism, particularly directed at malls, or new or extended hostilities may disrupt commerce and undermine consumer confidence, which could negatively impact our sales by causing mall traffic or consumer spending to decline.

Risks Related to this Offering

The market price of our common stock may be materially adversely affected by market volatility.

The market price of our common stock has been, and is expected to continue to be, highly volatile, both because of actual and perceived changes in our financial results and prospects and because of general volatility in the stock market. The factors that could cause fluctuations in our stock price may include, among other factors discussed in this section, the following:

•	actual or anticipated variations in comparable store sales or quarterly operating results;

•	changes in financial estimates by research analysts;

•	actual or anticipated changes in the United States economy or the retailing environment;

•	changes in the market valuations of other specialty apparel or retail companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

•	actual or anticipated sales of common stock by existing stockholders, whether in the market or in subsequent public offerings.

The public sale of our common stock by existing stockholders could adversely affect the price of our common stock.

The market price of our common stock could decline as a result of market sales by our existing stockholders after this offering or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Supplement Summary,” “Risk Factors” and in other sections of this prospectus supplement and the accompanying prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “predicts,” “future,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies, anticipated trends in our business and consumer preferences, as well as projections relating to our anticipated rate of new store openings, anticipated store opening costs, average cash return on investment, capital expenditures, inventory turnover rates and vendor delivery times. These statements are only predictions based on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in this prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale to the public of shares of our common stock in this offering.

SELLING STOCKHOLDERS

The selling stockholders are party to a stockholders agreement in which we agreed to register shares of their common stock upon their request so long as such selling stockholders continue to collectively own at least 10% of our common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

The following table sets forth certain information as of March 27, 2004, with respect to each of the selling stockholders and their beneficial ownership of our common stock prior to and after the sale of the shares of common stock. The number and percentage of our shares of common stock beneficially owned by the selling stockholders after the offering assumes that each selling stockholder sold all of the shares offered by this prospectus and prospectus supplement. As of March 27, 2004, there were 21,524,220 shares of common stock outstanding. The information with respect to beneficial ownership has been furnished solely by each of the respective selling stockholders.

The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock with respect to which each selling stockholder has sole or shared voting of investment power and any shares of common stock that such selling stockholder has the right to acquire within sixty (60) days after March 27, 2004, through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options and warrants into shares of common stock.

Unless otherwise indicated, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to their shares of common stock.

We have two directors, Messrs. Allan Karp and David Oddi, who are members of Saunders Karp & Megrue Partners, LLC, which is an affiliate of the selling stockholders.

	Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percent		Number	Percent
Saunders Karp & Megrue Partners, LLC(1)	10,757,348	45.8%	3,000,000	7,757,348	33.0%

(1)	These shares include (a) 8,701,328 shares of common stock owned by the SK Equity Fund, L.P., (b) 90,580 shares of common stock owned by the SK Investment Fund, L.P. and (c) 1,965,440 shares of common stock which may be acquired by these funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of SK Equity Fund, L.P. and SK Investment Fund, L.P. Saunders Karp & Megrue Partners, LLC serves as the general partner of SKM Partners, L.P. An affiliate of these funds provides us with financial advisory services. The address for each of these entities is 262 Harbor Drive, Stamford, CT 06902.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with Piper Jaffray & Co. with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, Piper Jaffray has agreed to purchase from the selling stockholders the number of shares of common stock set forth below.

Underwriter	Number of Shares
Piper Jaffray & Co.	3,000,000

Total	3,000,000

Piper Jaffray has advised us and the selling stockholders that it proposes to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. After an initial offering to the public, the offering price and other selling terms may be changed by Piper Jaffray.

The following table shows the per share and total underwriting discount to be paid to Piper Jaffray by the selling stockholders.

	Per Share	Total
Paid by selling stockholders	$.25	$750,000

The underwriting agreement provides that we and the selling stockholders will indemnify Piper Jaffray against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that Piper Jaffray may be required to make in respect thereof.

We and the selling stockholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement, without the prior consent of Piper Jaffray. Piper Jaffray may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

Piper Jaffray proposes to offer the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by Piper Jaffray of officers’ certificates and legal opinions. Piper Jaffray reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In connection with this offering, Piper Jaffray may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, Piper Jaffray may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This would create a short position in our common stock for Piper Jaffray’s own account. To close out a short position or to stabilize the price of our common stock, Piper Jaffray may bid for, and purchase, common stock in the open market. A short position is more likely to be created if Piper Jaffray is concerned that there could be downward pressure on the price of the shares in the open market after pricing.

Finally, Piper Jaffray may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

In connection with this offering, Piper Jaffray may engage in passive market making transactions in our common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. Piper Jaffray is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq National Market or otherwise.

In the ordinary course of its business, Piper Jaffray has provided in the past, and may provide in the future, investment banking services (including capital markets and merger and acquisition advisory services) to us and the portfolio companies of the selling stockholders for which it has received, and may receive in the future, customary fees for such services.

VALIDITY OF COMMON STOCK

The validity of the common stock offered by this prospectus will be passed upon for Charlotte Russe Holding, Inc. by Ropes & Gray LLP, Boston, Massachusetts. Gray Cary Ware & Freidenrich LLP, San Diego, California, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Commission a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus supplement, and the accompanying prospectus which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. If a contract, agreement or other document has been filed as an exhibit to the registration statement, we refer you to the copy of each such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved. This registration statement and any reports, proxy statements and other information filed by us with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the following public reference facilities of the Securities and Exchange Commission:

Washington, D.C.	New York, New York	Chicago, Illinois
Room 1024, Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Woolworth Building, 16th Floor 233 Broadway New York, New York 10279	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You can also request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet web site maintained by the Commission at http://www.sec.gov.

PROSPECTUS

4,000,000 Shares

Common Stock

This prospectus is being used by certain of our existing stockholders to offer and sell 4,000,000 shares of our common stock. The prices at which these selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in privately negotiated transactions. We will not receive any of the proceeds from the sale of these shares of common stock. We will pay for all expenses relating to the distribution of these shares of common stock, except that the selling stockholders will pay any selling commissions.

Our common stock is quoted on The Nasdaq National Market under the symbol “CHIC” On December 22, 2003, the last sale price of our common stock as reported on The Nasdaq National Market was $13.45.

Investing in our common stock involves risks. You should carefully review the Risk Factors set forth in the our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 filed with the Securities and Exchange Commission on December 19, 2003 and any prospectus supplements to this prospectus for the risks and uncertainties that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2003

The stylized and non-stylized Charlotte Russe and ™ trademarks referred to in this prospectus are federally registered in the United States. These trademarks are the property of Charlotte Russe Holding, Inc. or its subsidiaries. The Rampage® trademark referred to in this prospectus is federally registered in the United States and is used by Charlotte Russe under a license agreement with Rampage Licensing, LLC. The use of the Rampage trademark by other parties, including other apparel manufacturers and retailers, should not be attributed to our business. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

THE COMPANY

Charlotte Russe Holdings, Inc. (“we,” “our,” and “us”) is a rapidly growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. We have two distinct, established store concepts: “Charlotte Russe” and “Rampage.” As of September 27, 2003, we operated a total of 311 stores throughout 38 states and Puerto Rico. Through our fashion content, merchandise mix, exciting store layout and design, and striking merchandise presentation, we project fashion attitudes that appeal to customers across age and socioeconomic boundaries. Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. Our Rampage stores feature emerging fashion trends and thus appeal to women who have a flair for making fashion statements and who want to create a cutting-edge look.

Our Charlotte Russe and Rampage stores are located predominantly in high-visibility, center court mall locations in spaces that average approximately 7,100 square feet. In our estimation, these stores are generally twice as large as those of most of our direct mall-based competitors and are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection.

Our broad assortment of merchandise is centered on styles that are affordable, feminine and reflect the latest fashion trends. Our breadth of merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. Both our Charlotte Russe and Rampage store concepts offer merchandise at value-oriented prices, generally below most of our direct mall-based competitors. Over 80% of our Charlotte Russe merchandise is sold under the Charlotte Russe labels and over 80% of our Rampage merchandise is sold under our proprietary label. The remainder of our merchandise at these stores consists of nationally-recognized brands popular with our customers.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The entire amount of the proceeds from the sale of the shares of common stock will go to the selling stockholders who offer and sell those shares.

SELLING STOCKHOLDERS

The selling stockholders are party to a stockholders agreement in which we agreed to register shares of their common stock upon their request so long as such selling stockholders continue to collectively own at least 10% of our common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

The following table sets forth certain information, as of November 30, 2003, with respect to each of the selling stockholders and their beneficial ownership of our common stock prior to and after the sale of the shares of common stock. The number and percentage of our shares of common stock beneficially owned by the selling stockholders after the offering assumes that each selling stockholder sold all of the shares offered by this prospectus. As of November 30, 2003, there were 21,496,682 shares of outstanding common stock. The information with respect to beneficial ownership has been furnished solely by each of the respective selling stockholders.

The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock with respect to which each selling stockholder has sole or shared voting of investment power and any shares of common stock that such selling stockholder has the right to acquire within sixty (60) days after November 30, 2003 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange commission, that only the person or entity whose ownership is being reported has converted options and warrants into shares of common stock.

Unless otherwise indicated, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to their shares of common stock.

We have two directors, Messrs. Allan Karp and David Oddi, who are members of Saunders Karp & Megrue Partners, LLC, which is an affiliate of the selling stockholders.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percent	Number of Shares Offered	Number	Percent
Saunders Karp & Megrue Partners, LLC(1)	10,757,348	45.8%	4,000,000	6,757,348	28.8%

(1)	These shares include (a) 8,701,328 shares of common stock owned by the SK Equity Fund, L.P., (b) 90,580 shares of common stock owned by the SK Investment Fund, L.P. and (c) 1,965,440 shares of common stock which may be acquired by these funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of the SK Equity Fund, L.P. and the SK Investment Fund, L.P. Saunders Karp & Megrue Partners, LLC serves as the general partner of SKM Partners, L.P. An affiliate of these funds provides us with financial advisory services. The address for each of these entities is 262 Harbor Drive, Stamford, CT 06902.

PLAN OF DISTRIBUTION

This prospectus relates to 4,000,000 shares of our common stock which may be sold by the selling stockholders. The selling stockholders may sell the shares of common stock from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sale of shares of common stock may be made on one or more exchanges or automated quotation systems, in one or more underwritten offerings, in the over-the-counter market, in privately negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers or to underwriters for resale to the public. The shares of common stock may be sold by one or more of, or a combination of, the following: (a) one or more underwritten offerings; (b) a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (d) an exchange distribution in accordance with the rules of such exchange; (e) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (f) privately negotiated transactions between a selling stockholder and a purchaser without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

If the selling stockholders use underwriters for a sale of their shares of common stock covered by this prospectus, the underwriters will acquire such shares for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement.

In connection with any underwritten offering of the shares of common stock covered by this prospectus, any underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These transactions may include over-allotment, short sales and purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by underwriters of a greater number of shares of our common stock than they are required to purchase in an offering. In order to cover a short position, the underwriters may bid for and purchase shares of common stock in the open market or may exercise their over-allotment option. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. The underwriters may also impose a penalty bid. This means that the representatives of the underwriters can reclaim a selling concession from a dealer when the shares of common stock originally sold by such dealer in an offering are purchased in a stabilizing transaction or in a transaction to cover short positions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with any underwritten offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in an offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

The selling stockholders may also sell the shares of common stock covered by this prospectus directly to one or more purchasers through broker-dealers. In this case, the shares of common stock may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. The broker-dealers engaged may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. The broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares of common stock. The broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares of common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares of common stock or otherwise. In these transactions, broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares of common stock short and redeliver shares of common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery of shares of common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus. The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares of common stock so loaned, or upon a default the broker-dealer may sell the shares of common stock so pledged, pursuant to this prospectus.

In accordance with the applicable rules and regulations under the Securities Exchange Act of 1934, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares of common stock through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose: (a) the name of each such selling stockholder and of the participating underwriters or broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable; and (e) other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock.

We have agreed to indemnify each selling stockholder and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any underwriter or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by us with the Securities and Exchange Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the following public reference facilities of the Securities and Exchange Commission:

Washington, D.C. Room 1024, Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C., 20549	New York, New York Woolworth Building,16th Floor 233 Broadway New York, New York 10279	Chicago, Illinois Suite 1400 500 West Madison Street Chicago, Illinois 60661

You can also request copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate” into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. The information contained in the prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. This updated and superseded information shall not, except as so modified or superseded, constitute a part of this prospectus. We are incorporating by reference the following documents: (1) our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 as filed with the Commission on December 19, 2003, (2) our Proxy Statement for the Annual Meeting of Stockholders on February 11, 2003 and (3) the description of the common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report updating such description. All other documents that we file with the Securities and

Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to the termination of this offering shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting Charlotte Russe Holdings, Inc. 4645 Morena Boulevard, San Diego, CA 92117, Attention: Chief Financial Officer, Telephone Number (858) 587-1500.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement, regardless of the time of delivery of such prospectus or prospectus supplement or of any sale of the shares of common stock.

LEGAL MATTERS

Ropes & Gray LLP, Boston, Massachusetts, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on form 10-K for the year ended September 27, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

April 20, 2004